Exhibit 99.1

The First Bancorp Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – December 17, 2009 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.5 cents per share. This fourth-quarter dividend, which is payable January 29, 2010, to shareholders of record as of January 7, 2010, is equal to the 19.5 cents per share declared in the previous five quarters.

“Maintaining our dividend at its current level continues to be a positive factor for The First Bancorp,” stated Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “We also feel that the yield of our dividend is very attractive given the current low level of interest rates. The quarterly dividend of 19.5 cents per share translates into an annual dividend of 78.0 cents per share, and based on yesterday’s closing price of $15.40 per share, this results in a current dividend yield of 5.06% annually.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3272.